                                                                    EXHIBIT 99.4

                                                                      [CNA LOGO]

FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

CONTACT:

MEDIA:                                     ANALYSTS:
Charles M. Boesel, 312/822-2592            Dawn M. Jaffray, 312/822-7757
Katrina W. Parker, 312/822-5167

                      ROBERT V. DEUTSCH, CFO, TO LEAVE CNA

CHICAGO, APRIL 29, 2004 -- CNA Financial Corporation (NYSE: CNA) announced today that Robert V. Deutsch would be stepping down as Chief Financial Officer as soon as a search for a new CFO has been completed. Mr. Deutsch joined CNA in August 1999, after having served as CFO for 10 years at Executive Risk Inc. Mr. Deutsch commented as follows: "It has been a privilege to serve CNA over the past four and one-half years, and I feel satisfied with the contributions I was able to make as CFO and as a member of the executive management team. I believe CNA's balance sheet is sound and that the company has a good operating plan which it is executing well. I regret that I won't be part of CNA's future. At the same time, I know that over the past several years, my family life has suffered under the demands of my job, especially since I commute between my home in Hartford and my office in Chicago." CNA CEO Steve Lilienthal commented: "Bob Deutsch by any measure is an outstanding CFO and he will be missed. His professionalism, industry knowledge, commitment and work ethic are legendary at CNA, and he will leave with nothing but good wishes and respect from everyone in the organization." A search for Mr. Deutsch's successor is currently underway.

CNA is the country's fourth largest commercial insurance writer and the 11th largest property and casualty company. CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.


                                     # # #